Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports Third Quarter Results

HOUSTON, TX, November 21, 2013 -- Stage Stores, Inc. (NYSE: SSI) today reported financial results for the third fiscal quarter ended November 2, 2013.

Total sales for the quarter decreased 2.8% to $360 million from $371 million in the prior year quarter ended October 27, 2012. Comparable store sales decreased 4.6%. The Company noted that cosmetics, accessories and footwear were its best performing categories during the quarter. Geographically, the South Central and Northeast regions performed better than the Company average.

The Company reported an adjusted net loss for the third quarter, excluding one-time items, of $0.26 per share. This compares to an adjusted net loss of $0.25 per share last year.

“We were pleased with our strong gross profit rate for the quarter, which resulted in an adjusted net loss per share that was in-line with last year,” said Michael Glazer, President and Chief Executive Officer. “Our comparable store sales improved sequentially each month during the quarter, but significantly lower clearance sales versus last year led to an overall comp decline. Excluding clearance sales from both years, our comparable store sales were positive for the quarter.

“With regard to the consolidation, the merchandise assortments in our former South Hill division stores are now essentially aligned with the rest of the chain. As a result, the comparable store sales gap that we saw in the second quarter between these stores and our Houston division stores closed materially during the third quarter.”

Mr. Glazer continued, “As part of our ongoing efforts to become more productive and improve our profitability, we implemented an expense reduction program in early November. These cost cutting measures, which included the elimination of approximately 50 corporate positions, are estimated to save $5 million annually.

--more--

Stage Stores Reports
Third Quarter Results
Page - 2

“Looking ahead, we have strong marketing campaigns and in-store initiatives planned for the fourth quarter, including holiday offers that are even more exciting and compelling than last year. Our stores will be open on Thanksgiving night from 6:00 p.m. to 1:00 a.m. for our biggest ever Thanksgiving event, and will then reopen at 6:00 a.m. on Black Friday with continued door busters, deals and prizes.

“While we feel good about our holiday plans, given the current challenging sales environment for apparel retailers, we are projecting comparable store sales for the fourth quarter to be in a range of down 2% to flat. We are also projecting adjusted earnings for the year of between $1.20 and $1.30 per diluted share,” Mr. Glazer concluded.

Reported Earnings
Including one-time items, the Company reported a net loss for the third quarter of $11.0 million, or $0.34 per share, this year compared to a net loss of $8.9 million, or $0.28 per share, last year. One-time items recorded in this year’s third quarter, which total approximately $4.4 million, or $0.08 per share, are associated with the consolidation of the Company’s South Hill, Virginia operations into its Houston headquarters. One-time items recorded in last year’s third quarter, which total approximately $1.4 million, or $0.03 per share, are also associated with the South Hill consolidation. For the first three quarters of the fiscal year, the Company reported a net loss of $8.2 million, or $0.25 per share, this year compared to earnings of $2.4 million, or $0.08 per diluted share, last year. One-time items total approximately $20.5 million, or $0.39 per share, this year versus approximately $4.4 million, or $0.09 per share, last year.

FY 2013 Guidance
The Company revised its comparable store sales guidance range for the full year to (1.1)% - (0.5)%, which assumes comps of between (2.0)% and flat for the fourth quarter. The Company also revised its adjusted EPS guidance range for the year, excluding one-time items, to $1.20 - $1.30 from $1.30 - $1.40 previously. The one-time items are associated with the consolidation of the Company’s South Hill operations into its Houston headquarters and are estimated to be approximately $22.3 million, or $0.43 per diluted share, for the year.

--more--

Stage Stores Reports
Third Quarter Results
Page - 3

	FY 2013 OUTLOOK			FY 2012
Sales ($mm)	$1,643	—	$1,653	$1,646

Same Store sales	(1.1)%	—	(0.5)%	+5.7%

Adjusted EPS	$1.20	—	$1.30	$1.33

Diluted Shares (m)	32,760			31,600

Store Activity
The Company reported that it opened 12 new traditional stores during the third quarter, which consisted of 7 Goody’s and 5 Peebles branded stores. On November 14th, the Company opened an additional 6 traditional stores (2 Bealls, 3 Goody’s and 1 Peebles) and 1 Steele’s off-price store. These 19 new store openings, which brought the total number of stores opened during the year to 29, completed the Company’s 2013 store opening program.

Conference Call Information
The Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss its third quarter results. Interested parties can participate in the Company’s conference call by dialing 703-639-1118. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts and then the webcast link. A replay of the conference call will be available online until midnight on Friday, November 29, 2013.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities. Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company currently operates 889 stores in 40 states. The Company also has an eCommerce website. For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

--more--

Stage Stores Reports
Third Quarter Results
Page - 4

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words. In this document, forward-looking statements include comments regarding the Company’s comparable store sales outlook for the fiscal 2013 fourth quarter. Forward-looking statements also include comments regarding the Company’s sales, comparable store sales, adjusted EPS and diluted share count outlooks for the 2013 fiscal year. Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 3, 2013, and other factors as may periodically be described in our other filings with the SEC. Forward-looking statements speak only as of the date of this document. We do not undertake to update our forward-looking statements.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	November 2, 2013		October 27, 2012
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$360,177	100.0%	$370,583	100.0%
Cost of sales and related buying, occupancy and distribution expenses	277,085	76.9%	290,719	78.4%
Gross profit	83,092	23.1%	79,864	21.6%
Selling, general and administrative expenses	98,636	27.4%	92,472	25.0%
Store opening costs	1,379	0.4%	1,629	0.4%
Interest expense	718	0.2%	568	0.2%
Loss before income tax	(17,641)	(4.9)%	(14,805)	(4.0)%
Income tax benefit	(6,670)	(1.9)%	(5,947)	(1.6)%
Net loss	$(10,971)	(3.0)%	$(8,858)	(2.4)%

Basic and diluted loss per share data:
Basic loss per share	$(0.34)		$(0.28)
Basic weighted average shares outstanding	31,854		31,558

Diluted loss per share	$(0.34)		$(0.28)
Diluted weighted average shares outstanding	31,854		31,558

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirty-Nine Weeks Ended
	November 2, 2013		October 27, 2012
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$1,134,145	100.0%	$1,117,901	100.0%
Cost of sales and related buying, occupancy and distribution expenses	845,368	74.5%	829,024	74.2%
Gross profit	288,777	25.5%	288,877	25.8%
Selling, general and administrative expenses	297,563	26.2%	279,959	25.0%
Store opening costs	2,473	0.2%	3,157	0.3%
Interest expense	2,012	0.2%	2,350	0.2%
Income (loss) before income tax	(13,271)	(1.2)%	3,411	0.3%
Income tax expense (benefit)	(5,051)	(0.4)%	1,025	0.1%
Net income (loss)	$(8,220)	(0.7)%	$2,386	0.2%

Basic and diluted earnings (loss) per share data:
Basic earnings (loss) per share	$(0.25)		$0.08
Basic weighted average shares outstanding	32,307		31,035

Diluted earnings (loss) per share	$(0.25)		$0.08
Diluted weighted average shares outstanding	32,307		31,301

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	November 2, 2013	February 2, 2013
ASSETS
Cash and cash equivalents	$23,717	$17,937
Merchandise inventories, net	551,550	413,928
Prepaid expenses and other current assets	45,040	35,467
Total current assets	620,307	467,332

Property, equipment and leasehold improvements, net	294,595	290,701
Intangible asset	14,910	14,910
Other non-current assets, net	26,994	21,928
Total assets	$956,806	$794,871

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$208,202	$110,826
Accrued expenses and other current liabilities	63,816	97,246
Total current liabilities	272,018	208,072

Long-term debt obligations	142,548	11,585
Other long-term liabilities	111,700	110,344
Total liabilities	526,266	330,001

Commitments and contingencies	—	—

Common stock, par value $0.01, 100,000 shares authorized, 32,835 and 32,014 shares issued, respectively	328	320
Additional paid-in capital	393,326	376,615
Less treasury stock - at cost, 1,626 and 0 shares, respectively	(32,304)	(701)
Accumulated other comprehensive loss	(5,851)	(6,135)
Retained earnings	75,041	94,771
Total stockholders' equity	430,540	464,870
Total liabilities and stockholders' equity	$956,806	$794,871

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	November 2, 2013	October 27, 2012
Cash flows from operating activities:
Net income (loss)	$(8,220)	$2,386
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization and impairment of long-lived assets	46,052	44,894
Loss on retirements of property and equipment	257	—
Deferred income taxes	(847)	(98)
Tax benefit (deficiency) from stock-based compensation	1,798	(1,391)
Stock-based compensation expense	6,580	5,459
Amortization of debt issuance costs	204	353
Excess tax benefits from stock-based compensation	(2,041)	(851)
Deferred compensation obligation	236	92
Amortization of employee benefit related costs	458	310
Construction allowances from landlords	4,162	4,133
Changes in operating assets and liabilities:
Increase in merchandise inventories	(137,622)	(162,871)
(Increase) decrease in other assets	(14,733)	10,262
Increase in accounts payable and other liabilities	58,248	157,379
Total adjustments	(37,248)	57,671
Net cash (used in) provided by operating activities	(45,468)	60,057

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(46,717)	(35,610)
Proceeds from disposal of assets	11	—
Net cash used in investing activities	(46,706)	(35,610)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	382,510	262,620
Payments of revolving credit facility borrowings	(250,910)	(259,620)
Payments of long-term debt obligations	(551)	(18,499)
Payments of debt issuance costs	(128)	—
Repurchases of common stock	(31,367)	(61)
Payments for stock related compensation	(2,257)	(522)
Proceeds from exercise of stock awards	10,126	18,336
Excess tax benefits from stock-based compensation	2,041	851
Cash dividends paid	(11,510)	(8,753)
Net cash provided by (used in) financing activities	97,954	(5,648)
Net increase in cash and cash equivalents	5,780	18,799

Cash and cash equivalents:
Beginning of period	17,937	18,621
End of period	$23,717	$37,420

Stage Stores, Inc.
Reconciliation of Non-GAAP Financial Measures
(in thousands, except earnings per share)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Net income (loss):
On a U.S. GAAP basis	$(10,971)	$(8,858)	$(8,220)	$2,386
South Hill consolidation related charges, net of tax of $1,832, $503, $7,815 and $503, respectively	2,552	866	12,718	866
Former Chief Executive Officer resignation related charges, net of tax of $1,103	—	—	—	1,897
On a non-U.S. GAAP basis	$(8,419)	$(7,992)	$4,498	$5,149
Diluted earnings (loss) per share:
On a U.S. GAAP basis	$(0.34)	$(0.28)	$(0.25)	$0.08
South Hill consolidation related charges	0.08	0.03	0.39	0.03
Former Chief Executive Officer resignation related charges	—	—	—	0.06
On a non-U.S. GAAP basis	$(0.26)	$(0.25)	$0.14	$0.16	(1)

(1) EPS does not foot due to rounding.